Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statement No. 333-252089 on Form S-3 and Registration Statement No. 333-261393 on Form S-8 of our report dated March 30, 2023, with respect to our audit of the consolidated financial statements of Spruce Power Holding Corporation as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K of Spruce Power Holding Corporation for the year ended December 31, 2023.

Our report on the consolidated financial statements is before the effects of the adjustments to retrospectively apply the reverse stock split described in Note 2 which was audited by other auditors.

/s/ Marcum LLP

Marcum LLP
Melville, NY
April 8, 2024